Exhibit 10.1

SEPARATION AGREEMENT

SEPARATION AGREEMENT (the “Agreement”), dated as of August 19, 2010, between Stream Global Services, Inc. (the “Company”) and R. Scott Murray (“Executive”).

NOW THEREFORE, the parties hereby agree as follows:

1. Executive hereby resigns as a director and officer of the Company and each of its subsidiaries as of August 19, 2010. Executive shall execute all documents necessary to effect such resignations.

2. Solely for the purposes of the Employment Agreement between Executive and the Company, dated July 15, 2008, as amended (the “Employment Agreement”), (i) Executive shall receive all amounts he is entitled to receive upon a termination without Cause (as defined in the Employment Agreement), at the time and in the manner provided for in the Employment Agreement, and (ii) Executive’s option and equity awards shall be treated in accordance with the terms and conditions of the award grants as if Executive had been terminated without Cause, in each case subject to the terms of this Agreement.

3. The fact that this Agreement and a release agreement were offered, and the negotiations with respect hereto and thereto, shall not be understood as an indication that the Company believed Executive was treated unlawfully in any respect or that Executive is entitled to any particular consideration or amounts under the Employment Agreement or otherwise.

4. The Company and Executive agree on the content of a public statement concerning his departure from the Company, in the form set forth as Exhibit A.

5. To the best of Executive’s knowledge no actions have occurred and no circumstances exist that could constitute Cause (as defined in the Employment Agreement).

6. The Shareholder Agreement dated October 1, 2009, with regard to the Executive and his affiliates, shall be terminated as of this date.

7. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

STREAM GLOBAL SERVICES, INC.		R. SCOTT MURRAY

/s/ Sheila M. Flaherty		/s/ R. Scott Murray
By: Its:	Sheila M. Flaherty Executive Vice President and Chief Legal and Administrative Officer
Date:	August 19, 2010	Date:	August 19, 2010

Exhibit A

Press Release

Media Contacts:

Sard Verbinnen & Co

Andrew Cole/Lucy Neugart 212-687-8080/415-618-8750

acole@sardverb.com/lneugart@sardverb.com

STREAM GLOBAL SERVICES NAMES KATHRYN MARINELLO

CHIEF EXECUTIVE OFFICER

Former Chairman and CEO of Ceridian Corporation Brings Exceptional Industry Experience and

a Strong Track Record of Driving Growth and Value Creation

Current CEO and Chairman Scott Murray to Step Down from Company

WELLESLEY, MA—August 20, 2010—Stream Global Services, Inc. (NYSE/AMEX: SGS) (“Stream”), a premium business process outsource (BPO) service provider specializing in customer relationship management for Fortune 1000 companies, today announced that its Board of Directors has named Kathryn V. Marinello Chief Executive Officer, a Director of the Company and Chairman of the Board. Marinello succeeds R. Scott Murray, who has decided to step down from the Company.

Marinello most recently served as Chairman and CEO of Ceridian Corporation, a $1.4 billion human resources outsourcing company. During her tenure at Ceridian, Marinello substantially improved customer satisfaction and employee engagement and created significant value for shareholders. Previously, Marinello served in a wide variety of senior roles over 10 years at General Electric, leading global, multi-billion dollar financial and services businesses, including large international call center operations. At GE, she was also responsible for numerous consolidating strategic acquisitions. Prior to GE, Marinello served in senior leadership positions at First Data Corporation, US Bank, Chemical Bank, Citibank and Barclays.

“Kathy brings exceptional industry experience, particularly through her successful tenure at Ceridian, and has a strong track record throughout her career of driving growth and creating value for shareholders, customers and employees at large and complex services companies,” said David Kaplan, a member of Stream’s Board and a Senior Partner at Ares Management, one of Stream’s largest investors. “Stream remains focused on becoming an industry-leading, multi-service BPO company through a combination of operational excellence, organic growth and acquisitions. Kathy’s superb experience and leadership skills make her the ideal candidate to lead this next phase of growth.”

Marinello commented, “I am pleased to join Stream, an exceptional BPO service provider and a trusted advisor to many leading companies around the world. I share Stream’s commitment to the highest standards of operational performance and belief that customer satisfaction and employee engagement are the keys to building value for all stakeholders over the long-term. Stream clearly has a very talented team of employees, and I look forward to working with them and the Board to continue growing Stream and meeting the expanding needs of companies around the world for high caliber sales, customer care and technical support services.”

Fred Ayala, a member of Stream’s Board and CEO of LiveIt, the BPO investment company of Ayala Corporation, a significant investor in Stream, said, “On behalf of the Board and the entire Company, I would like to thank Scott for his outstanding service to Stream. Since founding the Company in 2007, his leadership and vision have been instrumental to Stream’s growth to date and we wish him well in his future endeavors.”

Murray commented, “My time with Stream has been very rewarding. Stream has a terrific management team and some of the world’s most admired companies as clients. I intend to pursue private equity opportunities in connection with Trillium Capital LLC and other business interests.”

Marinello currently serves on General Motors Company’s Board of Directors. Over the past six years, she has also served on the Board of Directors at Master Card U.S., Minnesota Business Partnership, and the Greater Twin Cities United Way. She is a former member of The Business Roundtable. Marinello holds a Bachelors degree in Liberal Arts from the State University of New York at Albany and an MBA in Marketing and Business from Hofstra University.

About Stream Global Services

Stream Global Services is a premium business process outsource (BPO) service provider specializing in customer relationship management including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Our service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled workforce of approximately 30,000 employees based out of 50 solution centers in 22 countries supporting more than 35 languages. Stream continues to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.